Exhibit 10(f)

AMENDMENT NO. 1

TO THE

FREDERICK COUNTY BANK

EXECUTIVE AND DIRECTOR DEFERRED COMPENSATION PLAN

Frederick County Bank (the “Employer”), wishes to amend the Frederick County Bank Executive and Director Deferred Compensation Plan (the “Plan”) to revise its claims procedures and its definition of “total and permanent disability” in light of the recent release by the U.S. Department of Labor of regulations impacting same, and to anticipate possible future statutory or regulatory changes that may impact certain features of the Plan.

Accordingly, the Plan is amended as provided below, effective as of July 1, 2004 (except as otherwise noted herein).

1.                                       The second paragraph of Section 3.1 is amended by removing the parenthetical “(as reasonably determined by the Employer)” after the phrase “totally and permanently disabled, the fifth paragraph of Section 3.1 is amended by removing the parenthetical “(as reasonably determined by the Employer)” after the phrase “total and permanent disability”, and the following new paragraph is added at the end of Section 3.1:

For purposes of this Section 3.1, total and permanent disability (and totally and permanently disabled) means a disability with respect to which a Participant qualifies for permanent disability benefits under the Employer’s long-term disability plan, or, if the Participant does not participate in such a plan or the Employer does not sponsor such a plan or discontinues to sponsor such a plan, the Participant shall be considered disabled if he or she qualifies for and receives Social Security disability benefits.

2.                                       Section 8.4 of the Plan is amended in its entirety to read as follows:

8.4                           CLAIMS PROCEDURE.  This Section 8.4 is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at section 2560.503-1 of the Department of Labor Regulations.  If any provision of this Section 8.4 conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

(a)                            Initial Claim.  A Participant or Beneficiary (hereinafter referred to as a “Claimant”) who believes he or she is entitled to any Plan benefit under this Plan may file a claim with the Employer.  The Employer shall review the claim itself or appoint an individual or an entity to review the claim.

The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Employer or appointee of the Employer prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

If the Employer denies a claim, it must provide to the Claimant, in writing or by electronic communication:

(i)                                     The specific reasons for the denial;

(ii)                                  A reference to the Plan provision upon which the denial is based;

(iii)                               A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(iv)                              An explanation of why such additional material or information is necessary;

(v)                                 Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(vi)                              A statement of the Claimant’s right to bring a civil action under ERISA section 502(a) following a denial on review of the initial denial.

(b)                                       Review Procedures.  A request for review of a denied claim must be made in writing to the Employer within sixty (60) days after receiving notice of denial.  The decision upon review will be made within sixty (60) days after the Employer’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review.  A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Employer.  The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

Upon completion of its review of an adverse initial claim determination, the Employer will give the Claimant, in writing or by electronic notification, a notice containing:

(i)                                     its decision;

(ii)                                  the specific reasons for the decision;

(iii)                               the relevant Plan provisions on which its decision is based;

(iv)                              a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefits;

(v)                                 a statement describing the Claimant’s right to bring an action for judicial review under ERISA  section 502(a); and

(vi)                              if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

(c)                                  Calculation of Time Periods.  For purposes of the time periods specified in this Section, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim.  If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

(d)                                 Failure of Plan to Follow Procedures.  If the Plan fails to follow the claims procedures required by this Section, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under ERISA section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.

(e)                                  Failure of Claimant to Follow Procedures.  A Claimant’s compliance with the foregoing provisions of this Section 8.4 is a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

3.                                       A new Section 9.3 is added to the Plan to read as follows:

9.3                                 CHANGES IN LAW AFFECTING TAXABILITY.  This Section shall become operative upon the enactment of any change in applicable statutory law or the promulgation by the Internal Revenue Service of a final regulation or other pronouncement having the force of law, which statutory law, as changed, or final regulation or pronouncement, as promulgated, would cause any Participant to include in his or her federal gross income amounts accrued by the Participant under the Plan on a date (an “Early Taxation Event”) prior to the date on which such amounts are made available to him or her hereunder.

(a)                                  Affected Right or Feature Nullified.  Notwithstanding any other Section of this Plan to the contrary (but subject to subsection (b), below), as of an Early Taxation Event, the feature or features of this Plan that would cause the Early Taxation Event shall be null and void, to the extent, and only to the extent, required to prevent the Participant from being required to include in his or her federal gross income amounts accrued by the Participant under the Plan prior to the date on which such amounts are made available to him or her hereunder.  If only a portion of a Participant’s Account is impacted by the change in the law, then only such portion shall be subject to this Section, with the remainder of the Account not so affected being subject to such rights and features as if the law were not changed.  If the law only impacts Participants who have a certain status with respect to the Employer, then only such Participants shall be subject to this Section.

(b)                                 Tax Distribution.  If an Early Taxation Event is earlier than the date on which the statute, regulation or pronouncement giving rise to the Early Taxation Event is enacted or promulgated, as applicable (i.e., if the change in the law is retroactive), there shall be distributed to each Participant, as soon as practicable following such date of enactment or promulgation, the amounts that became taxable on the Early Taxation Event.

In all other respects, the Plan shall remain unchanged

IN WITNESS WHEREOF, the Employer has caused this Amendment No. 1 to be duly executed, effective as specified herein.

ATTEST/WITNESS:		FREDERICK COUNTY BANK

By:	/s/ Lisa M. Hamilton	By:	/s/ William R. Talley, Jr.

Print Name:	Lisa M. Hamilton	Print Name:	William R. Talley, Jr.

Date:	June 28, 2004	Print Title:	EVP & CFO

		Date:	June 28, 2004